Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-109962 and 333-221862 on Form S-8 of our report dated September 19, 2024 relating to the financial statements of Daktronics, Inc. 401(k) Plan, appearing in the Annual Report on Form 11-K of Daktronics, Inc. 401(k) Plan for the year ended April 30, 2024.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
September 19, 2024